Exhibit 15.2

April 25, 2023

To:Dada Nexus Limited

22/F, Oriental Fisherman’s Wharf

No. 1088 Yangshupu Road

Yangpu District, Shanghai 200082

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the Consolidated Affiliated Entity and Two of Its Shareholders” and “Item 10. Additional Information—E. Taxation” in Dada Nexus Limited’s annual report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summaries of our opinion under these headings into the Registration Statement on Form S-8 (File No. 333-249512) that was filed on October 16, 2020. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

Commerce & Finance Law Offices
/s/ Commerce & Finance Law Offices